Exhibit 10.27

William Cobb

Chairman and Chief Executive Officer

Email: william.cobb@frontdoorhome.com

December 1,  2022

Mr. Brian Turcotte

3196 Wetherby Drive

Germantown, TN 38139

Re:Separation and Transition Arrangement

Dear Brian:

The purpose of this letter agreement is to confirm our mutual understanding regarding the transition of your employment with Frontdoor, Inc. (collectively with its subsidiaries, the “Company”) through the Departure Date (as defined below).

In consideration of, among other things, your agreement to forego stepping down from the Company immediately and continuing in the employ of the Company until March 31, 2023 (the “Departure Date”) and provided that you continue to perform all the duties associated with your position in a professional manner and cooperate fully in the transition of your responsibilities as may be reasonably requested by the Company and as set forth below, we have agreed to the following:

1.

Transition Period:  You shall continue to serve as the Company’s Senior Vice President and Chief Financial Officer until December 30, 2022 (the “CFO Resignation Date”).  Beginning on the CFO Resignation Date and continuing through the Departure Date, you shall continue to serve as an employee of the Company and hold the title of Vice President and Advisor to the CEO of the Company.  During the period from the CFO Resignation Date until the Departure Date, you shall report to me and perform such duties as reasonably requested by the Company including providing assistance to your successor and others as may be requested from time to time.  As of the Departure Date, you shall terminate your employment with the Company and, by executing this letter agreement, you hereby confirm (i) your resignation as Senior Vice President and Chief Financial Officer of the Company, and as an officer and director of the Company or any of its subsidiaries as may be applicable, each effective as of the CFO Resignation Date, and (ii) your resignation as Vice President and Advisor to the CEO of the Company effective as of the Departure Date.  You agree to execute any additional notices, letters or agreements as may be reasonably requested by the Company to effectuate any such director,  officer or employee resignation(s).

Mr. Brian Turcotte
December 1, 2022

2.

Transition Base Salary, 2022 Annual Bonus and Other Benefits:  You shall continue to receive your base salary at its current rate and the benefits and perquisites to which you are currently entitled through the CFO Resignation Date except as modified below.    Beginning on the CFO Resignation Date and continuing through the Departure Date, you shall receive a base salary at a rate of $200,000 per annum and shall receive the benefits and perquisites to which associates holding the title of Vice President are otherwise entitled under the Company’s policies, except you shall not be eligible for any bonus payments for the calendar year 2023.  With respect to your annual performance cash bonus payable under Company’s Annual Incentive Plan (“AIP”) for calendar year 2022 (the “2022 Annual Bonus”), you will remain eligible to receive such bonus in the ordinary course at the same time such bonus is otherwise payable to Company associates (typically in March 2023) in accordance with the terms of the 2022 AIP.  The Company confirms it will pay any standard paid time off (“PTO”) days accrued but unused by you prior to the Departure Date in accordance with the Company’s customary policy for payout of accrued but unused PTO days, as applicable, following an associate’s cessation of employment.

3.

Separation Payments and Benefits:  Subject to (i) your continued employment through the CFO Resignation Date pursuant to the terms and conditions of this letter agreement, and (ii) your execution and non-revocation of the general release attached hereto as Exhibit “A” and any other agreement incorporated herein by reference,  you shall receive the following payments and benefits:

a.

Separation Payment:    An amount (the “Separation Payment”) equal to the sum of (a) twelve (12) months’ base salary at your current rate as of the date hereof, and (b) an amount equal to your annual performance cash bonus payable under Company’s AIP at your target payout amount as of the date hereof (i.e., 90% of your current base salary) assuming Company performance at target.  The Separation Payment shall be paid in twelve (12) equal monthly installments beginning within thirty (30) days of the Departure Date, subject to lawful deductions and withholdings.

b.

COBRA Allowance:  Provided you make the necessary elections, the Company will reimburse you for your continued health coverage under the Company-sponsored health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act ("COBRA") for up to twelve (12) months following the Departure Date or such shorter period of time if you obtain alternative health coverage from another employer.

c.

Outplacement Services:  You shall be eligible to receive outplacement services as provided by a third party selected by the Company in accordance with the Company’s outplacement program provided such outplacement services are initiated within sixty (60) days of the Departure Date.

2

Mr. Brian Turcotte
December 1, 2022

4.

2022 Annual Bonus:  To the extent not paid in the ordinary course prior to the Departure Date, you will remain eligible to receive the 2022 Annual Bonus at the same time such bonus is otherwise payable to Company associates (and notwithstanding your termination on the Departure Date) at your target payout amount as of the date hereof and based on actual Company performance in accordance with the terms of the 2022 AIP.

5.

No Duplication of Benefits:  To the extent you become eligible for any payment or benefit under the terms of any Company plan, program or arrangement following the date you sign this letter agreement, you agree that any such payment or benefit shall be offset, dollar-for-dollar if applicable, by any payment or corresponding benefit provided under this letter agreement.

6.

General Releases.  You agree to execute our general release substantially in the form attached hereto as Exhibit “A” simultaneously with your execution of this letter agreement, and you agree to sign the bring-down release substantially in the form attached hereto as Exhibit “B” (the “Bring-Down Release”) upon or within 7 days following your Departure Date.  If you do not execute the Bring-Down Release as provided herein, your entitlement of payments under Section 3 of this letter agreement shall cease and the Company will have no further obligation hereunder.

If the foregoing accurately sets forth our mutual understanding, please so confirm at your earliest convenience by countersigning this letter agreement as set forth below and returning it to me.

Very truly yours,

/s/ William C. Cobb

William Cobb

Chairman and Chief Executive Officer

Frontdoor, Inc.

Attachments

SO AGREED AND CONFIRMED:

/s/ Brian Turcotte

Brian Turcotte

Date:    12/1/2022

3

Mr. Brian Turcotte
December 1, 2022

EXHIBIT “A”

Form of General Release

4

GENERAL RELEASE

This GENERAL RELEASE (“Release”) is made by and between Frontdoor, Inc and its subsidiaries including American Home Shield Corporation (collectively, the “Company”), and Brian Turcotte (for himself and his present or former heirs, executors, creditors, dependents, spouse(s), administrators, successors, and assigns, collectively referred to throughout this Release, except as the recipient of the Consideration, as set forth in Section 2 below and provider of services, as set forth in Section 1 below, as “Employee”).  The Company and the Employee are sometimes collectively referred to as the “Parties” or individually as a “Party.”

As outlined below, in the event that the Employee has not revoked this Release within seven (7) days after the Employee’s execution and delivery hereof, this Release shall become effective on the eighth (8th) day after the Employee’s execution and delivery hereof (the “Effective Date”).

In consideration of the mutual promises and releases contained herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	Resignation and Last Day of Employment.
a.

The Employee has entered into a letter agreement with the Company dated December 1, 2022 (the “Letter Agreement”) regarding his resignation as Senior Vice President and Chief Financial Officer of the Company, and as an officer, and director of the Company and each of its subsidiaries, as applicable, on December 30, 2022 and the Employee’s subsequent termination of employment.  Pursuant to the terms of the Letter Agreement, the Employee’s last day of employment with the Company shall be on March 31, 2023 (the “Departure Date”) (and the Employee’s signature herein upon execution of this Release constitutes the Employee’s signed notice of such resignation).

b.

The Company may relieve the Employee of all duties and place the Employee on administrative leave prior to the Departure Date by providing the Employee with notice.  The Employee no longer will be authorized to transact business or incur any expenses, obligations, and liabilities on behalf of the Company after the earlier of being placed on administrative leave or the Departure Date.

2.	Consideration.
a.

In consideration for signing this Release and the consideration set forth in the Letter Agreement (the terms and conditions of which are incorporated as if fully set out herein), and only so long as the Employee remains fully in compliance with the promises, terms and conditions made in this Release and the Letter Agreement, the Parties have agreed to the terms and conditions as set forth herein.

b.

The Employee shall not be entitled to any equity grants, including but not limited to, grants of non-qualified stock options, performance stock options, performance shares or restricted stock units (collectively “Equity Awards”), following the date the Employee signs this Release.  All Equity Awards outstanding as of the date the Employee signs this Release (i) shall continue to vest in accordance with their terms through the Departure Date, and (ii) shall continue to be governed by the terms of the Frontdoor, Inc. 2018 Omnibus Incentive Plan (the “2018 Plan”) and such agreements executed thereunder including without limitation, any restrictive covenants contained therein and applicable to such Equity Awards.  For purposes of clarity, with respect to his Equity Awards, the Employee shall be treated as if the Employee was terminated without Cause (as so defined under the 2018 Plan and the agreements thereunder) as of the Departure Date.  Except as otherwise provided in the 2018 Plan or any Equity Award agreement with the Company executed thereunder, any unvested portion of the Equity Awards as of the Departure Date shall be cancelled without payment therefor upon the Departure Date.

c.

Regardless of whether the Employee chooses to enter into this Release, subject to the Company’s standard reimbursement policy and manager’s approval, the Company agrees to reimburse Employee for all outstanding expenses that the Employee incurred in the normal course of performing the Employee’s duties for the Company prior to the Employee’s termination of employment with the Company.  The Company will also pay, in accordance with the Company’s standard paid time off (“PTO”) policy, the Employee’s accrued-but-unused PTO regardless of whether the Employee signs this Release.

d.

Except as provided in the Letter Agreement, all benefits shall cease upon the Departure Date except that, in respect to the health insurance plan, the Employee will be allowed to continue participation in the Company’s health insurance plan in accordance with the provisions of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) regardless of whether the Employee enters into this Release.  Information regarding the Employee’s COBRA rights will be sent under separate cover.  Except as specified herein, the Employee’s benefits will be governed by the applicable plan and grant or award terms.

3.

No Consideration Absent Execution of this Release; Benefits.  The Employee acknowledges and agrees that the consideration set forth in Section 2 above and in the Letter Agreement are in excess of that which the Company is obligated to provide to the Employee and, except as specified above, the Employee understands and agrees that the monies and benefits specified in Section 2 above and in the Letter Agreement would neither be paid nor provided, except for the execution of this Release and the complete fulfillment of the promises contained in the Letter Agreement and in this Release.  In the event Employee does not sign or signs but revokes this Release or the separate bring-down release referenced as Exhibit “B” to the Letter Agreement, the Company shall not be required to make any other payment to Employee other than wages and vacation pay due as of the date of Employee’s departure from the Company.

4.	General Release of Claims. In consideration of the consideration set forth in Section 2 above and in the Letter Agreement, the Employee hereby agrees as follows:
a.

Release of Claims.  The Employee, for himself and his heirs, beneficiaries, devisees, privies, executors, administrators, attorneys, representatives, and agents, and his and their assigns, successors-in-interest and predecessors-in-interest, hereby irrevocably and unconditionally releases, acquits and forever discharges the Company, its subsidiaries and affiliated companies (including but not limited to American Home Shield Corporation) and the Releasees (as defined below) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, remedies, costs, losses, debts, expenses and attorneys’ fees, known or unknown, by reason of any matter, action or omission occurring up to the date on which the Employee executes this Release, including those arising out of or in connection with the Employee’s employment with the Company and/or the termination thereof.  (All such charges, complaints, etc. are collectively referred to herein as “Claims.”)  The Claims irrevocably and unconditionally released, acquitted and forever discharged include, for example and without limitation, any claims alleging breach of express or implied contract, wrongful discharge, constructive discharge, breach of an implied covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, negligent supervision or retention, violation of the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers’ Benefit Protection Act of 1990 (“ADEA”), the Americans with Disabilities Act, the WARN Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, the Tennessee Human Rights Act (THRA) – Tenn. Code Ann. § 4-21-101 et seq. , the Tennessee Disability Act (TDA) – Tenn. Code Ann. § 8-50-103 to 8-50-104, the Tennessee Public Protection Act (TPPA) – Tenn. Code Ann. § 50-1-304, those provisions of the Tennessee Code Annotated that lawfully may be released, and any other claims pursuant to any other federal, state or local law regarding discrimination, harassment or retaliation based on age, race, color, sex, religion, national origin, ancestry, marital status, familial status, disability, medical condition, pregnancy status, childbirth or medical condition related to pregnancy or childbirth, sexual orientation, gender identity or expression, protected veteran or military status, genetic information or any other unlawful basis or protected status or activity, and claims for alleged violation of any other local, state or federal law, regulation, ordinance, public policy or common-law duty having any bearing whatsoever upon the terms and conditions of, and/or the cessation of, the Employee’s employment with and by the Company.

b.

The Claims irrevocably and unconditionally released, acquitted and forever discharged by the Employee extend to all such Claims by the Employee against any and all of the current and former owners, stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, divisions, parents, subsidiaries, affiliates (and the directors, officers, employees, representatives and attorneys of such divisions, parents, subsidiaries and affiliates) of the Company and all other persons acting by, through, under or in concert with any of them.  All such persons and entities, as well as the Company, are collectively referred to herein as the “Releasees.” The Claims irrevocably and unconditionally released, acquitted and forever discharged herein by the Employee also extend to all Claims that the Employee now has, owns or holds, or contends to have, own or hold or that the Employee at any time heretofore had, owned or held or contended to hold against any of the Releasees.  The Employee represents that the Employee has not heretofore assigned or transferred or purported to have assigned or transferred to any person or entity any Claims released, acquitted and forever discharged herein.

c.

The Employee agrees not only to release and discharge the Releasees from any and all claims against the Releasees that the Employee could make on his own behalf, but also those which may have been or may be made by any other person or organization on his behalf.  The Employee specifically waives any right to become, and promises not to become, a member of any class in a case in which any claim or claims are asserted against the Releasees involving any event which has occurred as of the date of this Release.  If the Employee is asserted to be a member of a class in a case against the Releasees involving any events occurring as of the date of this Release, he shall immediately withdraw with prejudice in writing from said class, if permitted by law to do so.

d.

The Employee hereby affirms that there are no outstanding administrative or judicial charges, complaints, claims, proceedings or actions against the Releasees to which the Employee is a party or which involve or relate to the Employee.  In the event that there is outstanding any such proceeding, action, charge, complaint or claim filed against the Releasees by or on behalf of the Employee, the Employee agrees to cause the immediate withdrawal and dismissal with prejudice of each such charge, complaint, claim, action or proceeding to the extent permitted by law.

e.

This release (i) shall not affect any Claims that the Employee may have that arise after the date the Employee signs this Release, (ii) shall not apply to any of the Employee’s rights to vested benefits, if any, under the Company’s employee benefits plans, and (iii) shall not serve as a release of any claims that cannot be released as a matter of law.

5.	Older Workers’ Benefit Protection Act Waiver.
a.

The Employee specifically intends that the disputes the Employee is releasing herein include any claims the Employee may have under the Age Discrimination in Employment Act of 1967, as amended by the Older Workers’ Benefit Protection Act of 1990.  THE EMPLOYEE, FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS THE EMPLOYEE HAS OR MIGHT HAVE AGAINST EACH AND EVERY RELEASEE AS OF THE DATE OF THE EMPLOYEE’S EXECUTION OF THIS RELEASE.

b.	The Employee acknowledges that the Employee does not waive rights or claims that may arise after the date of the Employee’s signing of this Agreement.
c.

The Employee acknowledges that, by waiving any rights or claims the Employee may have under the ADEA, the Employee is waiving rights or claims only in exchange for consideration in addition to anything of value to which the Employee already is entitled.

d.

The Employee is advised to consult with an attorney before signing this Release because the Employee is permanently giving up legal rights.  The Employee acknowledges that Employee has been so advised to consult fully with an attorney prior to signing this Release.

e.

The Employee acknowledges that the Employee was given twenty-one (21) calendar days to consider this Release prior to signing this Release.  The Employee may take all or as much of that 21-day period as the Employee wishes to consider this Release and, if the Employee signs this Release before the expiration of the 21-day period, the Employee knowingly and voluntarily waives the remainder of the period.

f.

The Employee will have seven (7) days after the date the Employee signs this Release within which to revoke it, and the Release will not become effective or enforceable as to any Party until the day after the time to revoke has expired.  Such revocation must be in writing and delivered by email, courier, or mail so that it is received by Jeffrey Fiarman, Senior Vice President and General Counsel (jfiarman@frontdoorhome.com), 3400 Players Club, Suite 300, Memphis, TN 38125 on or before the expiration of the seven-day revocation period.

g.

Nothing in this Release prevents or precludes the Employee from challenging or seeking a determination in good faith of the validity of the release of claims under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so.

6.

Return of Company Property.  The Employee represents and warrants that the Employee will return to the Company on or before the Departure Date any and all equipment and documents (whether in hard copy or electronic form) belonging to the Company, including, without limitation, equipment, books, notebooks, documents, reports, files, memoranda, data, records, laptops, computer equipment, computer software, “thumb drives” and other data storage devices, correspondence, work papers, financial data, business plans, business records, mailing lists, customer or contact lists, calendars, employee manuals, cellular phones, keys and access cards, credit or fuel cards, and any documents containing information concerning the Company, its business, or its business relationships, except that the Employee may retain documents pertaining exclusively to the Employee’s employment, such as payroll stubs and personal benefits information.  The Employee also represents and warrants that the Employee will delete on or before the Departure Date any duplicates of files or documents that may contain Company information from any personal computer or other personal device, except as expressly provided under this Section 6.  Return of the Company’s property by the Employee under this Section 6 is a condition precedent to the payment of the consideration set forth in Section 2 above and in the Letter Agreement.

7.	Confidentiality; Prior Agreements; Protected Disclosures.
a.

The Employee agrees not to use, disclose to others, or permit anyone access to any of the Company’s trade secrets or confidential or proprietary information without the Company’s express written consent except as required or protected by law.  The Employee also agrees to comply fully with any non-compete, non-solicit, confidentiality, intellectual property or other post-employment obligations to the Company set forth in any prior agreement, which shall remain in full force and effect in accordance with their terms.

b.

Nothing in this Release, the Letter Agreement or any other agreement prohibits or impedes the Employee from communicating or cooperating with, or reporting possible violations of any law or regulation to, any governmental agency or entity, or making other disclosures that are protected under the whistleblower provisions of any law or regulation, provided that in each case such communications and disclosures are consistent with applicable law (such communications and disclosures referred to herein as “Protected Disclosures”).  The Employee does not need to give prior notice to (or obtain the prior authorization of) the Company to make any such Protected Disclosures and is not required to notify the Company that the Employee has made such Protected Disclosures.

c.

Pursuant to the Defend Trade Secrets Act of 2016 (“DTSA”), 18 U.S.C. § 1833(b), the Employee is hereby notified that an individual shall not be held criminally liable or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made under circumstances described therein, including: (1) in confidence to a government official or an attorney for the sole purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a legal proceeding, so long as such document is filed under seal; or (3) in a court or arbitration filing under seal.

8.

No Admission of Liability.  Neither this Release, the Letter Agreement nor anything contained herein or therein, shall be construed as an admission by the Releasees of any liability or unlawful conduct whatsoever.  The Parties hereto agree and understand that the consideration set forth in Section 2 and the Letter Agreement is provided in consideration of the Employee's execution of this Release.

9.

Non-Interference with Protected Rights.  This Release is not intended to interfere with the Employee’s exercise of any protected, non-waivable right, including the Employee’s right to make Protected Disclosures or to file a charge with the Equal Employment Opportunity Commission or other government agency.  By entering into this Release, however, the Employee acknowledges that the consideration set forth herein is in full satisfaction and is inclusive of any and all amounts, including but not limited to attorneys’ fees, to which the Employee might be entitled or that may be claimed by the Employee or on the Employee’s behalf from the Company, and the Employee is forever discharging the Releasees from any liability to the Employee for any acts or omissions occurring on or before the date of the Employee’s signing of this Release to the maximum extent permitted by law.  For the avoidance of doubt, the Employee does not waive the right to recover any whistleblower reward.

10.

Confidential Agreement.  The Employee agrees and promises not to disclose, either directly or indirectly, in any manner whatsoever, any information regarding the existence or terms of this Release (including the Letter Agreement), to any person or entity, including, but not limited to, members of the press or media, present and former officers, employees and agents of the Company and other members of the public except to members of the Employee’s immediate family, and the Employee’s attorney and accountant and/or financial advisor, provided that such persons agree to keep this information confidential, and except to government authorities and as may be required by law.

11.

References; Non-Disparagement.  The Employee and the Company agree that, in response to any employment and reference inquiries by a third party regarding the Employee’s employment with the Company, the Company will only provide a neutral reference; that is, the Company’s response to such third party will only reflect (i) that the Employee was employed by the Company from March 25, 2013 until the Departure Date, (ii) that it is the Company’s policy not to discuss or disclose information regarding current or former employees’ performance to third parties and that no inference should be made from this policy, and (iii) with the Employee’s express written permission, what his salary was during his employment with the Company.  The Employee agrees to direct all requests for references to the Company’s Human Resources Department.  The Employee agrees to refrain from making or publishing statements that disparage, are inimical to, damage the reputation of, or may reasonably be construed as negative or in any manner disparaging of the Company or any of the other Releasees.  Nothing herein shall be construed to prevent either Party from providing truthful information to governmental authorities or in response to legal process or discovery or from making Protected Disclosures.

12.	AGREEMENT TO ARBITRATE CLAIMS. The Employee acknowledges and agrees that the Employee remains bound by the We Listen Dispute Resolution Program, a copy of which is attached hereto.
13.	Cooperation. The Employee agrees to provide information to the Company as reasonably requested to help transition the Employee’s job duties. The Employee agrees to cooperate with 6 the Company regarding any pending or subsequently filed litigation, claims, investigations, disputes, or other legal proceedings involving the Releasees that relate to matters within the knowledge or responsibility of the Employee.  Without limiting the foregoing, the Employee agrees (i) to meet with the Company’s representatives, its counsel or other designees at mutually convenient times and places with respect to any items within the scope of this provision; (ii) to provide truthful testimony regarding same to any court, agency, or other adjudicatory body; and (iii) to provide the Company’s General Counsel with immediate notice of contact by any adverse party or such adverse party’s representative, except as may be prohibited by law and except for Protected Disclosures.  The Employee further agrees to cooperate with the Releasees on any other matter related to the Company’s business during the period of the Employee’s employment with the Company.  The Company will reimburse the Employee for reasonable expenses in connection with the cooperation described in this Section 13.

14.

No Representations.  No representation, promise, or other agreement not expressly contained herein has been made to induce the execution of this Release, and the terms thereof are contractual and not merely recitals.

15.

Counterparts.  This Release may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together will constitute one and the same instrument.  This Release may be executed and delivered by email of PDF or other electronic attachments and any PDF or electronic signatures shall be deemed to be original signatures for all purposes.

16.

Entire Agreement.  Except as expressly noted herein, this Release together with the Letter Agreement constitute and contain the entire agreement and understanding concerning the Employee’s employment, separation from employment, and the other subject matters addressed herein between the Parties, and supersedes and replaces all prior negotiations and all prior agreements proposed or otherwise, whether written or oral, concerning the subject matter hereof.

17.

Choice of Law and Venue.  This Release (including the Letter Agreement) is to be construed pursuant to the substantive laws of the State of Tennessee, without regard to principles of conflicts of laws.  In the event a dispute, claim or controversy arising out of or related to this Release (including the Letter Agreement) is not subject to arbitration as set forth in Section 12 above, then any such dispute must be brought in state or federal court in Memphis, Tennessee, and the Parties hereby consent to the exclusive jurisdiction and venue of such forum.

18.

Waiver.  The waiver of any provision of this Release shall not operate or be construed as a waiver of any other provision of this Release or any other agreements or legal rights.  No waiver shall be valid unless in writing and executed by the Party to be charged therewith.  The waiver by any Party of a breach of any provision herein shall not operate or be construed as a waiver of any subsequent breach by any Party.

19.

Benefits of Agreement; Assignment.  This Release and all rights hereunder shall be binding upon and shall inure to the benefit of the Parties hereto and their personal representatives, successors and permitted assigns.

20.

Legal Fees.  Except as otherwise provided hereinabove, each party will be responsible for its own legal fees or costs, if any, incurred in connection with the negotiation of this Release and any act with respect thereto.

21.

Severability.  In the event that one or more of the provisions of this Release shall for any reason be held to be illegal or unenforceable, such illegality or unenforceability shall not have any impact on any other provision of this Release, and the Parties agree that the arbitrator or court shall modify and/or reform the illegal or unenforceable provision(s) to the extent necessary to make such provision(s) legal and enforceable consistent with carrying out the Parties’ intent when entering into this Release to the fullest extent possible.

22.	Section Headings. Section headings are used herein for convenience of reference only and shall not affect the meaning of any provision of this Release.

The Parties acknowledge that they have read the foregoing Release, understand its contents, and accept and agree to the provisions it contains and hereby execute it voluntarily and knowingly and with full understanding of its consequences.

PLEASE READ CAREFULLY.  THIS RELEASE INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS INCLUDING CLAIMS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT AND AN ARBITRATION AGREEMENT.

EMPLOYEE

Sign:	/s/ Brian Turcotte
Name:	Brian Turcotte
Date:	12/1/2022

FRONTDOOR, INC.

Sign:	/s/ William C. Cobb
Name:	William Cobb
Title:	Chairman and Chief Executive Officer
Date:	12/1/2022

ATTACHMENT

We Listen Dispute Resolution Program

EXHIBIT “B”

Form of General Release (“Bring-Down Release”

BRING-DOWN RELEASE

Reference is made to that certain letter agreement (the “Letter Agreement”) dated as of December 1, 2022, to which this GENERAL RELEASE (the “Bring-Down Release”) is attached as Exhibit “B,” and the General Release that I executed in accordance with the terms of the

Letter Agreement and simultaneously with my execution of the Letter Agreement (the “Initial Release”).  Capitalized terms not otherwise defined herein shall have the meaning set forth in the Initial Release.

In exchange for the compensation and benefits described in the Letter Agreement, I hereby agree to and reaffirm, as of the date hereof, the general release of claims as provided Sections 4 and 5 of the Release (the provisions of which are incorporated by reference and made a part hereof) in favor of the Company, its subsidiaries and affiliated companies (including but not limited to American Home Shield Corporation) and the Releasees, and acknowledge that such general release will apply to any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, remedies, costs, losses, debts, expenses and attorneys’ fees, known or unknown, by reason of any matter, action or omission occurring up to the date on which I have executed this Bring-Down Release.  I further acknowledge I have not executed this Bring-Down Release prior to the effectiveness of my termination of employment on the Departure Date (as defined in the Letter Agreement), and the Bring-Down Release is intended to cover, and in fact covers, my termination of employment and all facts and circumstances relating to or arising from such termination.

I have read this Bring-Down Release carefully, acknowledge that I have been given at least 21 days to consider all of its terms, and have been advised to consult with an attorney and any other advisors of my choice prior to executing this Bring-Down Release.  I understand that by signing below I am voluntarily giving up any right which I may have to sue or bring any other claims against the Company and the Releasees.  I also understand that I have a period of seven (7) days after signing this Bring-Down Release within which to revoke this Bring-Down Release and that this Bring-Down Release will not become effective or enforceable until the eighth day after the date on which I signed this Bring-Down Release .

This Bring-Down Release is to be construed pursuant to the substantive laws of the State of Tennessee, without regard to principles of conflicts of laws.  In the event a dispute, claim or controversy arising out of or related to this Release (including the Letter Agreement and Initial Release) is not subject to arbitration as set forth in Section 12 of the Initial Release, then any such dispute must be brought in state or federal court in Memphis, Tennessee, and I hereby consent to the exclusive jurisdiction and venue of such forum.

READ, ACCEPTED AND AGREED BY:

______________________________________________

Brian TurcotteDate